                                                                    EXHIBIT 99.1


          SEAGATE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE STORAGE AREA
                      NETWORK PIONEER XIOTECH CORPORATION

SCOTTS VALLEY, CA -- 03 December 1999 -- Seagate Technology, Inc. (NYSE:SEG) today announced the execution of a definitive agreement to acquire XIOtech Corporation, a leader in virtual storage and Storage Area Network (SAN) solutions. XIOtech designs, manufactures, and markets high performance, application-driven storage solutions.

The XIOtech MAGNITUDE provides over 3TB of high performance, centralized storage that can be continuously accessed by multiple servers in a heterogeneous environment. The MAGNITUDE is optimized for Storage Area Network (SAN) applications, and SAN technology increasingly plays a critical role in how digital information is stored and managed in the Internet era. SAN's offer the scalability and manageability advantages of today's network architecture while significantly increasing network performance by eliminating bottlenecks on the information superhighway. SAN technology enables migration of critical types of information intelligence from servers to storage platforms. These intelligent storage platforms can connect directly to the network and to each other, liberating server bandwidth, significantly increasing network performance and reliability, and substantially reducing network management costs.

XIOtech, a privately-held company founded in 1995 in Eden Prairie, Minnesota, sells and services its products directly to major corporations worldwide and through an elite group of Reseller relationships and OEM partnerships within the storage industry.

Pursuant to the agreement, the value of this transaction is approximately $360 million in Seagate common stock and Seagate anticipates that the transaction will close next quarter. Seagate expects to account for the acquisition as a purchase transaction. The transaction has been approved by the Boards of Directors of both companies, but is still subject to normal conditions of closing, XIOtech shareholder approval and the required regulatory approvals.

XIOtech Corporation designs, manufactures, and markets high performance, application-driven storage solutions. The award-winning XIOtech MAGNITUDE's software-based architecture provides over 3TB of high performance, centralized storage that can be accessed continuously by multiple heterogeneous servers. The MAGNITUDE is a Storage Area Network (SAN) in a Box, and with XIOtech's exclusive REDI software family, is the only storage subsystem to offer server clustering and a true zero backup window. The privately-held company, founded in 1995 in Eden Prairie, Minn., sells and services its products directly to major corporations worldwide and through Reseller relationships and OEM partnerships within the storage industry. The Company can be reached at (612) 828-5980 or on the Internet at www.xiotech.com.
                ---------------

Seagate Technology, Inc. is a leading provider of technology and products enabling people to store, access, and manage information. The Company is committed to providing best-in-class products to help people get information when, where and how they want it. Seagate is the world's largest manufacturer of disc drives, magnetic discs and read-write heads, an innovator in tape drives, and a leading developer of business intelligence software. Seagate can be found around the globe and on the

World Wide Web at http://www.seagate.com. For automated news, stock and
                  ----------------------
financial information by phone, dial toll-free 877-SEG-NYSE. Outside the U.S. and Canada, dial 760-704-4368.

Certain statements in this communication are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the following: the uncertainties related to the design, development and production of new or updated products based on new technologies, including the manufacturing ramp and customer acceptance; the highly competitive nature of Seagate's industry and the SAN industry; rapid technological change within Seagate's industry and the SAN industry; the uncertainty of patent and proprietary technology protection and intellectual property rights; the importance of retention and attraction of technical and other employees by Seagate and XIOtech; general economic and business conditions and other factors listed in the reports filed by Seagate periodically with the Securities and Exchange Commission.

                                      ###

Seagate and Seagate Technology are the registered trademarks of Seagate Technology, Inc. All other trademarks are the property of their respective owners.